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                                                                      EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS
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                                                   Quarter Ended                      Six Months Ended
                                                      June 30,                            June 30,
                                          ---------------------------------   ----------------------------------
                                              2000               1999              2000               1999
                                          --------------    ---------------   ----------------   ---------------
Diluted net income per share:
   Net income (loss) to common
   shareholders                            $  2,388,000      $ (20,176,000)    $   4,928,000      $ (18,409,000)
   Average number of shares
   outstanding                               10,507,313         11,500,000        10,507,313         11,500,000
   Net effect of dilutive stock options
       based on treasury stock method               N/A                N/A               N/A                N/A
                                          --------------    ---------------   ----------------   ---------------
   Total average shares                      10,507,313         11,500,000        10,507,313         11,500,000
                                          ==============    ===============   ================   ===============
   Diluted net income (loss) per share     $       0.23      $       (1.75)    $        0.47     $        (1.60)
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